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                                                                  EXHIBIT (a)(2)

                           BROADBASE SOFTWARE, INC.

                             LETTER OF TRANSMITTAL


Participation Instructions:

Complete this form, sign it, and deliver it to Lydia Terrill, Stock Administrator of Broadbase, by fax at (650) 330-8588 or by mail or hand-delivery to Broadbase Software, Inc., 181 Constitution Drive, Menlo Park, CA 94025, as soon as possible, but in any event, BEFORE 9:00 P.M., PACIFIC DAYLIGHT TIME, ON MAY 24, 2001.


Name of Optionee:         _________________________

Country Where Employed:   _________________________

Social Security Number:   _________________________ (U.S. employees only)

     As of April 11, 2001, I was an employee, officer, director, consultant, independent contractor or advisor of Broadbase Software, Inc. (the "Company") or
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its subsidiaries. I have received and read the Offer to Exchange including the
Summary Term Sheet. I understand that I may cancel any outstanding options that I currently hold. In return, the Company will grant me an option to purchase the same number of shares, subject to adjustments for stock splits, stock dividends and other similar events The exercise price of the new options will be $0.92, the closing price per share of the Company's common stock as reported by the Nasdaq National Market. The new option will vest and become exercisable in 48 equal monthly increments beginning on April 11, 2001, subject to the following exception. If the new option replaces any existing option that is entirely unvested as of the grant date, the new option will begin to vest on April 11, 2001, but will not be exercisable until the first date that the corresponding existing option would have become exercisable (at which time, the new option will be exercisable as to any shares that vested monthly between April 11, 2001 and the first date of exercisability). In addition, if my existing option has a provision for acceleration of some or all of the vesting of the shares upon a change in control of Broadbase or upon the termination of my employment, my new option will have the same provision. Further, if my existing option was fully vested upon grant, my new option will also be fully vested upon grant. The new option will be a nonstatutory stock option.

     I understand that the new option will be granted to me promptly after my existing options are cancelled. I also understand that except as described above, the other terms and conditions of the new options will be substantially similar to the cancelled options.

     I recognize that, under certain circumstances stated in the Offer to Exchange, the Company may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered with this letter of transmittal but not accepted for exchange will be returned to me.
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     I have reviewed the list of my options that is available to me through my
OptionsLink account at www.OptionsLink.com. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date the Company accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT I WILL BE UNABLE TO REVOKE THIS LETTER OF TRANSMITTAL AFTER 9:00 P.M., PACIFIC DAYLIGHT TIME, ON MAY 24, 2001.



I hereby make the following election with regard to my eligible option grants (please check):

[_] I hereby elect to cancel all of the following outstanding options that I hold. (Note that elections as to only part of an option will not be accepted.)

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       Date of Option Grant              Number of Shares Subject to Option
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Date:_________________

                                          _______________________________
                                          Signature of Optionee

                                          _______________________________
                                          Name of Optionee